CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated March 23, 2006 relating to the consolidated financial statements of Somerset International Group Inc. as of December 31, 2005 and for years ended December 31, 2005 and 2004, which are contained in that prospectus. We also herby consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ WITHUMSMITH+BROWN, P.C.

WITHUMSMITH+BROWN, P.C.

Somerville, NJ

August 29, 2006